EMPLOYEE AGREEMENT RENEWAL AND AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on May 2, 2012 by and between Lightwave Logic, Inc., a Nevada Corporation (the “Company”), located at 111 Ruthar Dr., Newark, Delaware19711; and James S. Marcelli (“Employee”).

1.

This Agreement renews and amends that certain Employee Agreement dated August 1, 2008, as amended on July 9, 2009, and June 18, 2010, made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.

Effective May 1, 2012, Paragraph 1.2 of Article One is deleted in its entirety and replaced with the following:

1.2

Term. Subject to the provisions for termination as provided in Article 9 of this Employee Agreement, the term of this agreement shall begin on May 1, 2012 and shall terminate on August 1, 2013. This Employee Agreement may be renewed for successive twelve (12) month terms upon the written agreement of the parties hereto that shall be delivered by each party to the other not less than 60 days prior to the expiration of the existing term.

3.

Effective May 1, 2012, Paragraph 2.1 of Article Two is deleted in its entirety and replaced with the following:

2.1.

Position and Duties. The Company agrees to employ Employee to act as its President and Chief Operating Officer. Employee shall be responsible for performing the duties as described in Appendix A attached hereto and made a part hereof. Employee agrees that he will serve the Company faithfully and to the best of his ability during the term of employment, under the direction of Chief Executive Officer and the Board of Directors of the Company. The Board of Directors and Employee may jointly from time to time change the nature of Employee’s duties and job title.

4.

Appendix A of the Employee Agreement entitled “Duties of Employee” is deleted in its entirety and replaced with the following:

Employee, as the Company’s President and Chief Operating Officer, subject to the control of the Chief Executive Officer and the Board of Directors, shall be responsible for:

A.

The overall administration and business operations of the Company, including financial management, internal operations, laboratory functions, administrative responsibilities, and working with the Chief Executive Officer to provide support and guidance to the Board of Directors and committees thereof.

B.

Such other powers and duties as may be prescribed by the Chief Executive Officer and the Board of Directors that is reasonably agreed upon by Employee.

5.

All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LIGHTWAVE LOGIC, INC.:
/s/Joseph A. Miller	/s/ Thomas E. Zelibor
(Witness signature)	By: Thomas E. Zelibor, CEO

EMPLOYEE
/s/Ross Fasick	/s/ James S. Marcelli
(Witness signature)	James S. Marcelli